SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)

                               (Amendment No. 4)*

                           Greenlight Capital Re, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                             Class A Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G4095J109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   May 5, 2009
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
CUSIP No. G4095J109                   13G                     Page 2 of 13 Pages
================================================================================
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Montpellier Investments L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        411,483
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     411,483
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      411,483
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.3722%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                               Page 2 of 13 Pages

================================================================================
CUSIP No. G4095J109                   13G                     Page 3 of 13 Pages
================================================================================
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Montpellier USA Holdings LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,052,355
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,052,355
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,052,355
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.5095%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------


                               Page 3 of 13 Pages

================================================================================
CUSIP No. G4095J109                   13G                     Page 4 of 13 Pages
================================================================================
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Montpellier Resources Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,463,838
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,463,838
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,463,838
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.8817%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
--------------------------------------------------------------------------------


                               Page 4 of 13 Pages

================================================================================
CUSIP No. G4095J109                   13G                     Page 6 of 13 Pages
================================================================================
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Khronos LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,463,838
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,463,838
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,463,838
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.8817%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------


                               Page 5 of 13 Pages

================================================================================
CUSIP No. G4095J109                   13G                     Page 6 of 13 Pages
================================================================================
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Zen Group LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,463,838
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,463,838
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,463,838
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.8817%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------


                               Page 6 of 13 Pages

================================================================================
CUSIP No. G4095J109                   13G                     Page 7 of 13 Pages
================================================================================
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Rafael Mayer
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,463,838
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,463,838
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,463,838
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.8817%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 7 of 13 Pages

Item 1.

      (a)   Name of Issuer.

            Greenlight Capital Re, Ltd.

      (b)   Address of Issuer's Principal Executive Offices.

            802 West Bay Road, The Grand Pavilion, Grand Cayman, KY1-1205, Cayman Islands

Item 2.

      (a)   Name of Person Filing.

            This Schedule 13G is being filed by Montpellier Investments L.P.; Montpellier USA Holdings LLC; Montpellier Resources Ltd.; Khronos LLC; Zen Group LLC; and Rafael Mayer; (collectively, the "Reporting Persons"). See Item 4 below.

      (b)   Address of Principal Business Office or, if none, Residence.

            The principal business address of each of the Reporting Persons is:

            Montpellier Investments L.P.; Canon's Court, 22 Victoria Street, Hamilton, HM EX Bermuda.

            Montpellier USA Holdings LLC; 2 Grand Central Tower, 140 East 45th Street, 28th Floor, New York, New York 10017.

            Montpellier Resources Ltd.; Canon's Court, 22 Victoria Street, Hamilton, HM EX Bermuda.

            Khronos LLC; 2 Grand Central Tower, 140 East 45th Street, 28th Floor, New York, New York 10017.

            Zen Group LLC; 2 Grand Central Tower, 140 East 45th Street, 28th Floor, New York, New York 10017.

            Rafael Mayer; 2 Grand Central Tower, 140 East 45th Street, 28th Floor, New York, New York 10017.

      (c)   Citizenship.

            Montpellier Investments L.P.; Bermuda.

            Montpellier USA Holdings LLC; Delaware.


                               Page 8 of 13 Pages

            Montpellier Resources Ltd.; Bermuda.

            Khronos LLC; New York.

            Zen Group LLC; New York.

            Rafael Mayer; United States.

      (d)   Title of Class of Securities.

            Class A Ordinary Shares, par value $.10.

      (e)   CUSIP Number.

            G4095J109

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)   |_|     Broker or dealer registered under Section 15 of the Act.
      (b)   |_|     Bank as defined in Section 3(a)(6) of the Act.
      (c)   |_|     Insurance Company as defined in Section 3(a)(19) of the Act.
      (d)   |_|     Investment Company registered under Section 8 of the
                    Investment Company Act.
      (e)   |_|     Investment Adviser in accordance with
                    Sec. 240.13d-1(b)(1)(ii)(E).
      (f)   |_|     Employee Benefit Plan or Endowment Fund in accordance with
                    Sec. 240.13d(Y)1(b)(1)(ii)(F).
      (g)   |_|     Parent holding company, in accordance with
                    Sec. 240.13d-1(b)(ii)(G).
      (h)   |_|     A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.
      (i)   |_|     A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act of 1940.
      (j)   |_|     Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Sec. 240.13d-1(c), check this box |X|.

Item 4. Ownership

      (a)   Amount Beneficially Owned.

            Montpellier Investments L.P. - 411,483 shares.

            Montpellier USA Holdings LLC - 1,052,355 shares.

            Montpellier Resources Ltd. - 1,463,838 shares (Comprised of shares held by the Montpellier Entities (as defined in footnote 1)).(1)

----------
(1) Montpellier Resources Ltd. conducts its investment activities through separate classes of shares which are linked to two segregated accounts: the Distribution Class and the Continuing Class. The assets attributable to each class, including the Securities of the Issuer which are the subject of this report, are held through separate subsidiary companies. The Distribution Class indirectly holds a majority interest in Montpellier USA Holdings LLC. The Continuing Class holds a majority interest in Montpellier Investments L.P. Montpellier USA Holdings LLC and Montpellier Investments L.P. are together referred to as the "Montpellier Entities."


                               Page 9 of 13 Pages

            Khronos LLC - 1,463,838 shares (Comprised of shares held by the Montpellier Entities. Khronos LLC is the investment manager with respect to such shares).

            Zen Group LLC - 1,463,838 shares (Comprised of shares held by the Montpellier Entities. Zen Group LLC is the managing member of Khronos LLC, which is the investment manager with respect to such shares).

            Rafael Mayer - 1,463,838 shares (Comprised of shares held by the Montpellier Entities. Rafael Mayer is the managing member of Zen Group LLC, which is the managing member of Khronos LLC, which is the investment manager with respect to such shares).

      (b)   Percent of Class.

            Montpellier Investments L.P. - 1.3722%.

            Montpellier USA Holdings LLC - 3.5095%.

            Montpellier Resources Ltd. - 4.8817%.

            Khronos LLC - 4.8817%.

            Zen Group LLC - 4.8817%.

            Rafael Mayer - 4.8817%.

      (c)   Number of shares as to which each such person has

            (i) sole power to vote or to direct the vote: 0 for all Reporting Persons.

            (ii)  shared power to vote or to direct the vote:

                               Montpellier Investments L.P. - 411,483 shares.

                               Montpellier USA Holdings LLC - 1,052,355 shares.

                               Montpellier Resources Ltd. - 1,463,838 shares.

                               Khronos LLC - 1,463,838 shares.

                               Zen Group LLC - 1,463,838 shares.

                               Rafael Mayer - 1,463,838 shares.


                              Page 10 of 13 Pages

            (iii) sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.

            (iv)  shared power to dispose or to direct the disposition of:

                               Montpellier Investments L.P. - 411,483 shares.

                               Montpellier USA Holdings LLC - 1,052,355 shares.

                               Montpellier Resources Ltd. - 1,463,838 shares.

                               Khronos LLC - 1,463,838 shares.

                               Zen Group LLC - 1,463,838 shares.

                               Rafael Mayer - 1,463,838 shares.

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      Not applicable.

Item 8. Identification and Classification of Members of the Group.

      Not applicable.

Item 9. Notice of Dissolution of Group.

      Not applicable.


                              Page 11 of 13 Pages

Item 10. Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 12, 2009

                                        Montpellier Investments L.P.,
                                        by Khronos LLC, its general partner

                                              By: /s/ Rafael Mayer
                                                  ------------------------
                                                  Title: Managing Director


                                        Montpellier USA Holdings LLC,
                                        by Khronos LLC, its manager

                                              By: /s/ Rafael Mayer
                                                  ------------------------
                                                  Title: Managing Director


                                        Montpellier Resources Ltd.

                                              By: /s/ Rafael Mayer
                                                  ------------------------
                                                  Title: Director


                                        Khronos LLC,
                                        by Zen Group LLC, its managing member

                                              By: /s/ Rafael Mayer
                                                  ------------------------
                                                  Title: Managing Director


                                        Zen Group LLC

                                              By: /s/ Rafael Mayer
                                                  ------------------------
                                                  Title: Managing Member


                                        /s/ Rafael Mayer
                                        ------------------------
                                        Rafael Mayer

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).


                              Page 12 of 13 Pages

                                    EXHIBIT A

The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Greenlight Capital Re, Ltd. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Date: June 12, 2009

                                        Montpellier Investments L.P.,
                                        by Khronos LLC, its general partner

                                              By: /s/ Rafael Mayer
                                                  ------------------------
                                                  Title: Managing Director


                                        Montpellier USA Holdings LLC
                                        by Khronos LLC, its manager

                                              By: /s/ Rafael Mayer
                                                  ------------------------
                                                  Title: Managing Director


                                        Montpellier Resources Ltd.

                                              By: /s/ Rafael Mayer
                                                  ------------------------
                                                  Title: Director


                                        Khronos LLC
                                        by Zen Group LLC, its managing member

                                              By: /s/ Rafael Mayer
                                                  ------------------------
                                                  Title: Managing Director


                                        Zen Group LLC

                                              By: /s/ Rafael Mayer
                                                  ------------------------
                                                  Title: Managing Member


                                        /s/ Rafael Mayer
                                        ------------------------
                                        Rafael Mayer


                              Page 13 of 13 Pages